Exhibit 99. (i)(a)

                Amendments to The Savings and
           Profit Sharing Fund of Sears Employees

RESOLVED, that The Savings and Profit Sharing Fund of Sears Employees, as amended effective as of November 8, 1995, be amended in the following particulars as of May 1, 1996:

1. A new Subsection 3.6(l) shall be inserted immediately following Subsection 3.6(k) as follows:

"(l) or such other deemed immediate and heavy financial need established from time to time by the Commissioner of Internal Revenue."

And further, the word "or" shall be deleted at the end of Subsection 3.6(j), and the period shall be substituted with a semicolon at the end of Subsection 3.6(k), and all subsequent paragraphs in Subsection 3.6 shall be appropriately renumbered to reflect this amendment, and any other cross references shall be modified to reflect this amendment.

2. The fifth full sentence of Subsection 7.2 shall be amended to delete the phrase "during the period beginning on May 1, 1994 and ending on April 30, 1996."

3.    Delete the second dash and Allstate Holdings, Inc. in Appendix A.

4.    Delete in its entirety Appendix B.